Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-194880, 333-203134 and 333-210558 on Form S-8 of our report dated February 28, 2017, relating to the consolidated financial statements and financial statement schedule of TriNet Group, Inc. (the “Company”), and of our report dated February 28, 2017 related to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of TriNet Group, Inc. for the year ended December 31, 2016.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 28, 2017